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                                                                     Exhibit 1.1

                                  (Translation)

                            ARTICLES OF INCORPORATION
                                       OF
                               RICOH COMPANY, LTD.

                          (As amended on June 25, 2009)

                          CHAPTER I. GENERAL PROVISIONS

(Trade Name)

     Article 1. The name of the Company is Kabushiki Kaisha Ricoh and is expressed RICOH COMPANY, LTD. in English.

(Location of Head Office)

     Article 2. The head office of the Company is to be located in Ohta-ku, Tokyo.

(Objectives)

     Article 3. The objectives of the Company are to engage in the following businesses:

     1. Manufacture, sale, installation work and electrical communication work of optical, office, audio, electric and measuring equipment, other general machinery and equipment and accessories and supplies therefor;

     2. Manufacture and sale of photographic sensitive materials and duplicating papers;

     3. Manufacture and sale of various raw materials for photographic sensitive materials, and various chemical materials for chemical industries;

     4. Manufacture, processing and sale of papers, pulps, textiles, general merchandise and by-products thereof;

     5.   Investment in, or sale of the products of, other companies;

     6. Import and export of the goods described in any of the foregoing items and other goods of every kind and description;

     7. Brokerage business for casualty insurance and the insurance brokerage business under the Automobile Liability Security Law of Japan;

     8.   Direct marketing through the Internet, facsimile and telephone, etc.;
          and

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     9.   Any and all business incidental or relating to any of the foregoing items.

(Organizations)

     Article 4. In addition to the general meeting of shareholders and directors, the Company shall establish the following organizations:

     i)   Board of Directors;

     ii)  Corporate Auditors;

     iii) Board of Corporate Auditors; and

     iv)  Accounting Auditors.

(Method of Public Notices)

     Article 5. Public notices of the Company shall appear in the Nihon Keizai Shimbun.

                               CHAPTER II. SHARES

(Total Number of Issuable Shares)

     Article 6. The Company shall issue shares and the total number of issuable shares by the Company is one billion and five hundred million (1,500,000,000) shares.

(Purchase of Treasury Stocks)

     Article 7. The Company may acquire the shares of its own stocks by a resolution of the Board of Directors pursuant to Paragraph 2, Article 165 of the Corporation Law.

(Number of Shares Constituting One Unit)

     Article 8. The number of shares constituting one unit of shares of the Company shall be one thousand (1,000) shares.

(Rights Concerning Less-Than-One-Unit Shares)

     Article 9. A shareholder of the Company shall not exercise any rights other than those described below with respect to the less-than-one-unit shares held by it.

     i) Right described in each Item of Paragraph 2, Article 189 of the Corporation Law.

     ii) Right to make a request under the provision of Paragraph 1, Article 166 of the Corporation Law.

     iii) Right to receive allocation of offered shares and allocation of offered stock purchase warrants in accordance with the number of shares held by the shareholder.

     iv)  Right to make a request provided for in the following Article.

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(Sale of Shares Constituting Less-Than-One-Unit Shares to Constitute One Unit)

     Article 10. A shareholder of the Company may request that the Company sell such number of shares as may, together with the number of less-than-one-unit shares held by the shareholder, constitute one unit of shares, in accordance with the Share Handling Regulations.

(Administrator of Register of Shareholders)

     Article 11.

     1. The Company shall have an administrator of the register of shareholders.

     2. The administrator of the register of shareholders and its handling office shall be determined by resolution of the Board of Directors and public notice shall be given thereof.

     3. The register of shareholders and the register of stock purchase warrants of the Company shall be prepared and kept, and all other business pertaining to the register of shareholders and the register of stock purchase warrants shall be handled by the administrator of the register of shareholders and not by the Company.

(Share Handling Regulations)

     Article 12. The business and the service charges pertaining to the shares of the Company shall be subject to laws, ordinances or these Articles of Incorporation and the Share Handling Regulations established by the Board of Directors.

                  CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Calling of Meeting)

     Article 13. The ordinary general meeting of shareholders shall be called in June each year and an extraordinary general meeting of shareholders shall be called as the necessity arises.

(Record Date of General Meeting of Shareholders)

     Article 14. The record date of voting rights for the Company's general meeting of shareholders shall be March 31 every year.

(Exercise of Voting Rights by Proxy)

     Article 15.

     1. A shareholder may exercise his voting rights by proxy who shall be another shareholder of the Company that has voting rights.

     2. Such shareholder or proxy shall submit a document certifying the power of attorney to the Company for each general meeting of shareholders.

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(Person with the Right to Call the Meeting and Chairman)

     Article 16.

     1. A meeting of the shareholders shall be called and presided over by a Representative Director previously appointed by the Board of Directors.

     2. In case the Representative Director is unable to act, one of the other directors shall call and preside over the meeting of the shareholders in accordance with the order determined in advance by resolution of the Board of Directors.

(Disclosure and Deemed Provision of Reference Materials for General Meeting of Shareholders via the Internet)

     Article 17. In calling the general meeting of shareholders, the Company may deem that the information regarding the matters which should be described or shown in the reference materials for the general meeting of shareholders, business reports, financial documents and consolidated financial documents have been provided to the shareholders by disclosing them via the Internet in accordance with the Ministerial Ordinance of the Ministry of Justice.

(Method of Adopting Resolutions)

     Article 18.

     1. Except as otherwise provided for in laws, ordinances or these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present thereat who are entitled to vote.

     2. Resolutions provided for in Paragraph 2, Article 309 of the Corporation Law shall be adopted by the vote of the shareholders not less than two-thirds (2/3) of those present at the meeting whereby not less than one-third (1/3) of voting rights of the shareholders entitled to exercise voting rights shall constitute a quorum.

(Minutes)

     Article 19. The proceedings in outline, the resultant actions taken and other matters subject to laws and ordinances at a general meeting of shareholders shall be entered in the minutes, which shall bear the names and seals of the chairman of the meeting and the directors present and shall be kept by the Company.

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                  CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

(Number)

     Article 20. The Company shall have not more than fifteen (15) directors.

(Election)

     Article 21.

     1. Directors shall be elected at a general meeting of shareholders.

     2. Resolutions for the election of directors shall be adopted by a majority of the votes of the shareholders present who hold not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise voting rights.

     3. Cumulative voting shall not be used for the adoption of resolutions for the election of directors.

(Term of Office)

     Article 22.

     1. The term of office of directors shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year ending within two (2) years after their election.

     2. The term of office of a director elected to fill a vacancy of a director who has resigned before the completion of his/her term, or elected to increase the number of directors, shall be for the remaining balance of the term of office of the other directors currently in office.

(Representative Directors)

     Article 23. Representative Directors shall be elected by resolution of the Board of Directors.

(Person with the Right to Call the Meeting of Board of Directors and Chairman)

     Article 24.

     1. A meeting of the Board of Directors shall be called and presided over by a Director previously appointed by the Board of Directors.

     2. In case the Director is unable to act, one of the other directors shall call and preside over the meeting of the Board of Directors in accordance with the order determined in advance by resolution of the Board of Directors.

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(Calling Meetings of Board of Directors)

     Article 25.

     1. Notice of a meeting of the Board of Directors shall be dispatched to each director and each corporate auditor three (3) days before the date of the meeting; provided, however, that such period may be shortened in case of emergency.

     2. A meeting of the Board of Directors may be held without going through the procedure for calling, if so agreed by all the directors and the corporate auditors.

(Resolutions of Meetings of Board of Directors)

     Article 26.

     1. The Board of Directors shall decide important matters concerning the execution of business and affairs of the Company as well as such matters as are provided for in laws and ordinances.

     2. Resolutions of the Board of Directors shall be adopted by the affirmative vote of a majority of the directors present at the meeting, whereby a majority of all directors shall constitute a quorum.

(Omission of Resolution of Board of Directors)

     Article 27. The Company shall deem that the resolution of the Board of Directors has been adopted if the requirements under Article 370 of the Corporation Law are satisfied.

(Remuneration and other interests)

     Article 28. Remuneration and bonus of directors and other property interests received by the directors from the Company in consideration of the performance of their duties (hereinafter referred to as the "Remuneration") shall be determined by resolution at a general meeting of shareholders.

(Exemption of Liability of Outside Directors)

     Article 29. The Company may enter into an agreement with outside directors under which their liability for damages due to the failure in performing their duties shall be limited in accordance with the provisions of Paragraph 1,
Article 427 of the Corporation Law; provided, however, that the limit of liability under such agreement shall be the higher of the predetermined amount of not less than ten million (10,000,000) yen, or the amount provided for under the laws and ordinances.

          CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Number)

     Article 30. The Company shall have not more than five (5) corporate auditors.

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(Election)

     Article 31.

     1. Corporate auditors shall be elected at a general meeting of shareholders.

     2. Resolutions for the election of corporate auditors shall be adopted by a majority of the votes of the shareholders present who hold not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise voting rights.

(Term of Office)

     Article 32.

     1. The term of office of corporate auditors shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year ending within four (4) years after their election.

     2. The term of office of a corporate auditor elected to fill a vacancy of an auditor resigned before the completion of the term shall be for the remaining balance of the term of office of the retired corporate auditor.

(Person with the Right to Call the Meeting of Board of Corporate Auditors)

     Article 33. A meeting of the Board of Corporate Auditors shall be called by each corporate auditor.

(Calling Meetings of Board of Corporate Auditors)

     Article 34.

     1. Notice of a meeting of the Board of Corporate Auditors shall be dispatched to each corporate auditor three (3) days before the date of the meeting; provided, however, that such period may be shortened in case of emergency.

     2. A meeting of the Board of Corporate Auditors may be held without going through the procedure for calling, if so agreed by all the corporate auditors.

(Resolutions of Meetings of Board of Corporate Auditors)

     Article 35.

     1. The Board of Corporate Auditors shall decide matters concerning the audit policy, the methods for investigating the state of the business and property and the execution of other duties of corporate auditors as well as such matters as are provided for in laws and ordinances.

     2. Except as otherwise provided for in laws or ordinances, resolutions at a meeting of the Board of Corporate Auditors shall be adopted by a majority of the corporate auditors.

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(Full-Time Corporate Auditor)

     Article 36. A full-time corporate auditor or auditors shall be elected by resolution of the Board of Corporate Auditors.

(Remuneration and other interests)

     Article 37. Remuneration and other interests of corporate auditors shall be determined by resolution at a general meeting of shareholders.

(Exemption of Liability of Outside Corporate Auditors)

     Article 38. The Company may enter into an agreement with outside corporate auditors under which their liability for damages due to the failure in performing their duties shall be limited in accordance with the provisions of Paragraph 1, Article 427 of the Corporation Law; provided, however, that the limit of liability under such agreement shall be the higher of the predetermined amount not less than five million (5,000,000) yen, or the amount provided for under the laws or regulations.

                              CHAPTER VI. ACCOUNTS

(Fiscal Year)

     Article 39. The fiscal year of the Company shall be one year from April 1 of each year to March 31 of the following year.

(Record Date for Dividends at Fiscal Year End)

     Article 40. The record date for the dividends to be paid by the Company at the end of fiscal year shall be March 31 of each year.

(Interim Dividends)

     Article 41. The Company may, by resolution of the Board of Directors, pay interim dividends by regarding September 30 of each year as the record date.

(Period of Limitations for Dividends)

     Article 42. The Company shall be relieved from the obligation to pay any property available for distribution if such property available for distribution is cash and still remains unreceived after the lapse of three (3) full years from the date on which the same became due and payable.

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                             SUPPLEMENTARY PROVISION

     Article 1. The Company's register of lost share certificates shall be kept in the place of business of the administrator of register of shareholders. The services related to entry and recording in register of lost share certificates shall be entrusted to the administrator of register of shareholders and shall not be performed by the Company.

     Article 2. Recording in the Company's register of lost share certificates shall be governed by laws and ordinances, Articles of Incorporation, or the Share Handling Regulations established by the Board of Directors.

     Article 3. The provisions of Articles 1 through 3 of these Supplementary Provisions shall be deleted effective January 6, 2010.

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